EXHIBIT 99.1

SGS REPORTS RECORD Q3 REVENUE OF $80.9 MILLION, AND RECORD Q3 NET INCOME OF $2.1 MILLION

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales in the third quarter of 2009 were $80.9 million, up 2.0%, or $1.6 million, from the $79.3 million reported in the third quarter of 2008.

The $1.6 million increase in revenue was due primarily to an acquisition and organic growth, partially offset by a decrease due to changes in foreign currency exchange rates. The acquisition of a provider of packaging and retail graphics located in Marietta, Georgia on December 31, 2008 contributed sales of $2.2 million. The strengthening of the US Dollar versus the British Pound and the Canadian Dollar reduced third quarter 2009 sales as compared to third quarter 2008 by $1.5 million and $0.9 million, respectively. Other currency changes further reduced sales in the third quarter of 2009 by $0.1 million. Excluding currency fluctuations and acquisitions, sales for the third quarter of 2009 increased by $1.9 million, or 2.4%, compared to the third quarter of 2008. This increase in revenue was in North America. Gross margin percentage (exclusive of depreciation) in the third quarter of 2009 was 37.0% compared to 33.8% for the third quarter of 2008.

Sales for the first nine months of 2009 were $241.9 million, down 2.1%, or $5.1 million, from the $247.0 million reported for the first nine months of 2008. The decrease in nine-month sales was primarily due to currency rate changes. The strengthening of the US Dollar versus the British Pound and the Canadian Dollar reduced year-to-date 2009 sales versus the same period in 2008 by $7.4 million and $6.0 million, respectively. Other currency changes further reduced sales during the first nine months of 2009 by $0.5 million. Acquisitions made during 2008 positively impacted revenue in the first nine months of 2009 by $7.0 million versus the same period in 2008. Excluding currency changes and acquisitions, sales for the first nine months of 2009 were up $1.8 million, or 0.7%, compared to the first nine months of 2008. North American tobacco customer revenues during the first nine months of 2009 were down by $3.1 million due to the ongoing consolidation of brands and hesitation in that industry to make packaging changes ahead of the pending release of new Food and Drug Administration requirements. Without the tobacco impact, revenues excluding currency changes and acquisitions would have increased by $4.9 million or 1.9% during the first nine months of 2009 versus the same nine months in 2008. Gross margin percentage (exclusive of depreciation) in the first nine months of the year was 36.5% compared to 34.1% for the first nine months of 2008.

Net income for the third quarter of the year increased by $2.4 million, from a net loss of $0.3 million in 2008 to net income of $2.1 million in 2009. The increase was primarily due to cost control and reduced interest expense due to lower debt levels and lower interest rates.

Net income for the first nine months of 2009 was up $11.8 million from break-even in 2008 to $11.8 million in 2009. The increase was primarily due to a $10.5 million pre-tax gain ($6.4 million after-tax) recorded on the extinguishment of some outstanding debt instruments, and the same cost control and interest expense impacts previously discussed for the third quarter of 2009.

EBITDA (a non-GAAP measure) was $17.2 million for the third quarter of 2009, a $2.3 million increase from $14.9 million for the same period of 2008. Included in these EBITDA figures are integration and consolidation costs, acquisition expenses and management fees totaling $1.3 million in 2009 and $1.4 million in 2008. EBITDA was $50.3 million for the first nine months of 2009, a $2.7 million increase from the $47.6 million for same period in 2008. Included in these EBITDA figures are integration and consolidation costs, acquisition expenses and management fees totaling $3.8 million in 2009 and $4.5 million in 2008.The reconciliation of this non-GAAP measure to the GAAP measure of Net income is as follows:

	Quarter Ended 09/30/09 (in millions)	Quarter Ended 09/30/08 (in millions)	Nine Months Ended 09/30/09 (in millions)	Nine Months Ended 09/30/08 (in millions)
Net income (loss)	2.1	(0.3)	11.8	-

Subtract:
Gain on Debt Extinguishment	-	-	10.5	-
Add:
Depreciation and amortization	5.9	7.4	17.6	21.1
Other Expense/(Income)	0.5	(0.7)	0.9	(1.0)
Interest expense	6.9	8.8	22.3	27.5
Income tax provision	1.8	(0.3)	8.2	-
EBITDA	$ 17.2	$ 14.9	$ 50.3	$ 47.6

While EBITDA is a non-GAAP measure, management believes its inclusion enhances the users' overall understanding of the Company's current financial performance. We are providing it because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. It should not be considered as an alternative to net income, income from operations or any other financial measures calculated and presented, nor as an alternative to cash flow from operating activities as a measure of our liquidity. It may not be indicative of the Company's historical operating results nor is it intended to be predictive of potential future results. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP. Because EBITDA is a measurement that is not determined in accordance with generally accepted accounting principles it is thus susceptible to varying calculations. EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Hank Baughman, CEO of SGS, said "In an economic environment that continues to be very difficult, Southern Graphic Systems delivered right on plan in the first nine months of 2009, and delivered record net income and cash flow. We also reduced our long-term debt obligations by $28.2 million versus our 2008 year-end position, and made deferred payments related to acquisitions of $5.6 million. During the remainder of 2009, we will continue to concentrate on exceeding our customers' expectations. We will also continue to pursue organic growth, consolidate operations, and pay down outstanding debt."

SGS International, Inc. is the parent company of Southern Graphic Systems, Inc., a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc. will hold a teleconference at 10:00 AM EST on Tuesday, November 10, 2009. Please dial (1-800-374-0624) in the USA or (1-706-634-7233) internationally to access the call. The conference ID number is 39421700.

Please contact Jim Dahmus, CFO of SGS, at 1-502-634-5295 if you have any questions about this release.